Exhibit 10.12

890 5th Avenue Partners, Inc.

14 Elm Place, Suite 206

Rye, New York 10580

January 11, 2021

200 Park Avenue Partners, LLC

14 Elm Place, Suite 206

Rye, New York 10580

Re:	Administrative Services Agreement

Ladies and Gentlemen:

This letter agreement (this “Agreement”) by and between 890 5th Avenue Partners, Inc., a Delaware corporation (the “Company”), and 200 Park Avenue Partners, LLC, a Delaware limited liability company (the “Sponsor”), dated as of the date hereof, will confirm our agreement that, commencing on the date the securities of the Company are first listed on the Nasdaq Capital Market (the “Listing Date”), pursuant to a Registration Statement on Form S-1 and prospectus filed with the U.S. Securities and Exchange Commission (the “Registration Statement”), and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

1.       The Sponsor shall make available, or cause to be made available, to the Company, at 14 Elm Place, Suite 206, Rye, New York 10580 (or any successor location), office space, utilities, general office and secretarial support, and administrative and support services as may be reasonably required by the Company. In exchange therefor, the Company shall pay to the Sponsor $20,000 per month on the Listing Date and continuing monthly thereafter until the Termination Date; and

2.       The Sponsor hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this Agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public stockholders of the Company and into which all or substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future as a result of, or arising out of, this Agreement, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or between the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This Agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Delaware without giving effect to any choice of law principles thereof.

[Signature Page Follows]

Very truly yours,

890 5th Avenue Partners, Inc.

By:	/s/ Adam Rothstein
	Name:	Adam Rothstein
	Title:	Executive Chairman

AGREED AND ACCEPTED BY:

200 Park Avenue Partners, LLC

By:	/s/ Adam Rothstein
	Name:	Adam Rothstein
	Title:	Manager

[Signature Page to Administrative Services Agreement]